Exhibit 99.1

Purebase Acquires Pozzolan Mineral Asset in San Bernardino, California

IONE, CA, April 2nd, 2020 (GLOBE NEWSWIRE) — Purebase Corporation (OTCQB: PUBC), a diversified resource company, headquartered in Ione, California, is pleased to announce that it has signed a definitive agreement to acquire the “Snow White Pozzolan Mine” (“Snow White”), located in Southern California in San Bernardino County.

Purebase’s Chairman and CEO, Scott Dockter stated, “The acquisition of Snow White will mark our strategic entry into the SCM (supplementary cementitious material) market-place. We have been working with the mineral composition of this mine for several years to create new materials that we know will be in high demand as the availability of fly ash (a byproduct of coal burning plants) as an SCM continues to diminish.” Mr. Dockter further added, “Our unique location in Southern California makes us uniquely positioned to serve West Coast markets in the U.S.”

The primary application of pozzolan is as a supplementary cementitious material in concrete for construction of bridges, highways, buildings, dams, and other construction projects. SCMs are used in concrete to reduce harmful emissions generated during the production of cement, and also provides additional strength and reduces the alkali-silica reaction (ASR) making it very valuable in any construction project.

Purebase Corporation is acquiring Snow White from a related party, and the purchase is subject to certain closing conditions.

Newbridge Securities Corporation, a full-service securities brokerage, and investment banking firm, served as a financial advisor to the transaction.

About Purebase Corporation

Purebase Corporation (OTCQB: PUBC) is a diversified resource company that acquires, develops and markets minerals for use in the agriculture, construction and other specialty industries.

Contacts

David Harvey | Purebase Corporation

david.harvey@purebase.com, and please visit our corporate website – www.purebase.com

Safe Harbor

This press release contains statements, which may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief, or current expectations of Purebase Corporation and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at www.purebase.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.